Exhibit 99.1

Exhibit 99.1: Peoples Financial Corporation Press Release Dated April 25, 2013

FOR IMMEDIATE RELEASE

For more information, contact:

Investor Relations

228-435-8208

investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION FIRST QUARTER 2013 EARNINGS

INCREASE 20% OVER FIRST QUARTER 2012

BILOXI, MS (April 25, 2013)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, reported net income of $606,000 for the first quarter of 2013, a 20% increase over the first quarter of 2012, announced Chevis C. Swetman, Chairman and Chief Executive Officer of the holding company and the bank.

Earnings per weighted average share for first quarter of 2013 increased to $.12, compared to $.10 per average weighted share in the first quarter of 2012. Earnings per share figures are based on weighted average common shares outstanding of 5,136,771 and 5,136,918, respectively for the three-month periods ended March 31, 2013 and March 31, 2012.

“Our financial results for the first quarter reflect the continued gradual recovery of our area’s economy,” said Swetman. “Our nonaccrual loans fell below $50 million during the quarter, nearly 13% below the level of a year ago, which represents a good direction,” he added.

First quarter provision for loan losses totaled $539,000, slightly less than $540,000 for the same period last year. At the same time, the allowance for loan losses as a percentage of total loans increased to 2.12%, compared to 1.88% in the same period last year.

The bank’s primary capital ratio stood at 14.33% at the end of the first quarter of 2013, compared to 13.51% at the end of the same period in 2012.

Founded in 1896, with $848 million in assets as of March 31, 2013, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION

(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY

Three Months Ended March 31,	2013	2012
Net interest income	$5,447	$5,589
Provision for loan losses	539	540
Non-interest income	2,121	2,119
Non-interest expense	6,412	6,753
Income taxes	11	(90)
Net income	606	505
Earnings per share	.12	.10

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES

Three Months Ended March 31,	2013	2012
Allowance for loan losses, beginning of period	$8,857	$8,136
Recoveries	36	57
Charge-offs	(597)	(685)
Provision for loan losses	539	540

Allowance for loan losses, end of period	$8,835	$8,048

PERFORMANCE RATIOS

March 31,	2013	2012
Return on average assets	.29%	.23%
Return on average equity	2.19%	1.86%
Net interest margin	3.03%	3.04%
Efficiency ratio	91%	94%

BALANCE SHEET SUMMARY

March 31,	2013	2012
Total assets	$847,786	$900,007
Loans	416,542	428,200
Securities	310,542	377,709
Other real estate (ORE)	6,657	7,725
Total deposits	516,880	503,758
Total federal funds purchased	196,090	178,595
Shareholders’ equity	110,823	108,099
Book value per share	21.58	21.04
Weighted average shares	5,136,771	5,136,918

PERIOD END DATA

March 31,	2013	2012
Allowance for loan losses as a percentage of loans	2.12%	1.88%
Loans past due 90 days and still accruing	2,328	1,025
Nonaccrual loans	49,668	56,906
Primary capital	14.33%	13.51%